CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ALL FUELS AND ENERGY COMPANY

The undersigned, being a duly appointed officer of All Fuels and Energy Company (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:

RESOLVED: That ARTICLE ONE of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 19, 2004, as amended on May 3, 2007, is hereby amended in its entirety to read as follows:

“ARTICLE ONE

The name of the corporation is All Energy Corporation”

RESOLVED: That ARTICLE FOUR of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 19, 2004, as amended on May 3, 2007, is hereby amended in its entirety to read as follows:

“ARTICLE FOUR

The total authorized capital stock of the corporation is:

80,000,000 shares of common stock, with a par value of $0.01 per share; and

20,000,000 shares of preferred stock, with a par value of $0.01 per share, with voting rights, and that may be convertible to common stock of the corporation. Such stock may be issued from time to time without action by the stockholders for such consideration as may be determined, from time to time, by the Board of Directors and such shares so issued shall be deemed fully paid stock, and the holders of such stock shall not be liable for any further payments thereon. Further, the preferred stock may be issued in one or more series, from time to time, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited or no voting powers) and such designations, powers, preferences, and relative, participating, optional, redemption, conversion, exchange, or other special rights, and such qualifications, limitations, or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provide by law, to adopt any such resolution or resolutions

Effective as of 5:00 p.m. Eastern time on November 14, 2011 (the “Amendment Effective Time”), every fifty (50) shares of the corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Amendment Effective Time (the “Old Common Stock”), will be automatically reclassified as and converted into one share of the corporation’s common stock, par value $0.01 per share (the “New Common Stock”).

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, holders of the Old Common Stock who would otherwise be entitled to a fraction of a share on account of the reverse split shall have such fractional share rounded up to the nearest whole share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 14th day of November, 2011 by the undersigned who affirms the statements contained herein as true under penalties of perjury

ALL FUELS AND ENERGY COMPANY
By:	Dean E. Sukowatey, President